Exhibit 99.1

Contact:	George Fort
Chief Financial Officer
(615) 599-2274

TENNESSEE COMMERCE BANCORP
REPORTS RECORD SECOND QUARTER RESULTS

FRANKLIN, Tenn. – (July 19, 2007) – Tennessee Commerce Bancorp, Inc. (NASDAQ:TNCC) today reported record net income, loans and deposits for the second quarter ended June 30, 2007.

Second Quarter Highlights

● Net income rose 72.9% to a record $1.6 million, or $0.34 per diluted share
● Net loans increased 50.3% to a record $643.9 million
● Asset quality remained strong with a 1.32% loan loss reserve to loans
● Total deposits increased 48.0% to a record $683.4 million
● Operating efficiency ratio improved to 42.68%, one of the best in the industry

“Tennessee Commerce’s record second quarter benefited from increased loan demand, a strengthening in margins and our efficient operating model," stated Mike Sapp, President of Tennessee Commerce Bancorp.  “Total revenues rose 53.3% to $7.3 million due to continued growth in net interest income and non interest income.”

“Our operating income jumped 75.4% to $2.7 million compared with the second quarter of last year,” continued Mr. Sapp.  “Our business bank operating model is very efficient as evidenced by our asset to employee ratio of $12.5 million that is over three and half times higher than other Tennessee banks.  Our efficiency ratio of 42.68% remains one of the best in our industry.”

Second Quarter Results

● Net interest income increased 49.6% to $6.6 million
● Non interest income rose 111.1% to $610,000
● Gain on sale of loans was up 29.3% to $463,000
● Non interest expenses increased 39.8% to $3.1 million

Net interest income rose 49.6% to $6.6 million in the second quarter of 2007 compared with $4.4 million in the second quarter of 2006. The growth in net interest income was due primarily to an increase in loans and loan fees.  Net interest margin improved to 3.89% in the second quarter of 2007 from 3.62% in the first quarter of 2007 due to more stable deposit costs and growth in the loan portfolio.  Net interest margin was 4.00% in the second quarter of 2006.

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TNCC Reports Record Second Quarter Results

July 19, 2007

Provision for loan losses was $1.5 million in the second quarter of 2007, an increase from $1.0 million in the second quarter of last year.  At the end of the second quarter, the allowance for loan losses was $8.6 million, or 1.32% of loans, compared with $5.5 million, or 1.27% of loans, in the year prior period.  The increase in allowance for loan losses was primarily related to the $215 million growth in the loan portfolio since the second quarter of 2006.

“Our loan quality remains very good across our local and national accounts,” noted George Fort, Chief Financial Officer.  “We increased our provision for loan losses since last year primarily due to the growth in our loan portfolio.  Our charge-offs to average loans was a low 0.45% annualized for the first six months of 2007.”

Non interest income more than doubled in the second quarter of 2007 to $610,000 compared with $289,000 in the second quarter of 2006.  Service charges rose 83.9% to $57,000, gain on sale of loans increased 29.3% to $463,000 and other income increased to $90,000 compared with the second quarter of the prior year.

“We sold approximately $13.8 million in loans in the second quarter,” continued Mr. Fort.  “We continue to have strong demand for loan sales from a number of banks, providing Tennessee Commerce with a steady source of non interest income.”

Average weighted diluted shares outstanding increased 35.5% to 4.8 million in the second quarter of 2007 from 3.5 million in the second quarter of 2006.  The increase in shares was due to the Company’s initial public stock offering of 1.15 million shares sold in June 2006.

Annualized return on average assets was 0.91% and annualized return on average equity was 11.71% in the second quarter of 2007.  Tennessee Commerce’s efficiency ratio was 42.68% in the second quarter of 2007, an improvement from 46.83% in the second quarter of 2006.

Six Months Results

● Net income rose 63.9% to $3.0 million, or $0.63 per diluted share
● Net interest income increased 40.6% to $12.2 million
● Non interest income rose 168.2% to $1.4 million
● Gain on sale of loans increased 109.2% to $1.3 million
● Non interest expenses were up 34.9% to $5.7 million

“We are pleased with our progress during the first half of the year that reflects across the board increases in relationships throughout the business banking community,” concluded Mr. Sapp.

Net income rose 63.9% to $3.0 million for the first six months of 2007 compared with $1.8 million in the same period of 2006.  Net income per diluted share increased 21.2% to $0.63 compared with $0.52 in the first six months of 2006.

Net interest income rose 40.6% to $12.2 million, up from $8.7 million in the first six months of 2006. The growth in net interest income benefited from a 49% increase in earnings assets to $725 million.  Net interest margin was 3.76% for the 2007 period compared with 4.08% for the same period in 2006.

Provision for loan losses was $3.0 million for the first six months of 2007 compared with $2.0 million for the same period in 2006.  The increase was primarily related to the overall growth in the loan portfolio.

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TNCC Reports Record Second Quarter Results

July 19, 2007

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has a loan production office in Birmingham, Alabama.  Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Tennessee Commerce Bancorp's operating results, performance or financial condition are competition, changes in interest rates, the demand for its products and services, the ability to expand, and numerous other factors as set forth in the Corporation's filings with the Securities and Exchange Commission.

Additional information concerning Tennessee Commerce can be accessed at www.tncommercebank.com.

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TNCC Reports Record Second Quarter Results

July 19, 2007
TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2007 (UNAUDITED) AND DECEMBER 31, 2006

(dollars in thousands except share data)
	June 30,	December 31,
	2007	2006
ASSETS
Cash and due from financial institutions	$5,823	$177
Federal funds sold	19,600	13,820
Cash and cash equivalents	25,423	13,997
Securities available for sale	61,699	56,943
Loans	652,520	545,518
Allowance for loan losses	(8,619)	(6,968)
Net loans	643,901	538,550
Premises and equipment, net	1,543	1,633
Accrued interest receivable	5,291	4,116
Restricted equity securities	938	633
Deferred tax asset	1,861	635
Other assets	10,736	7,011

Total assets	$751,392	$623,518

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest-bearing	$22,865	$17,001
Interest-bearing	660,520	543,566
Total deposits	683,385	560,567

Accrued interest payable	1,740	1,728
Accrued bonuses	284	623
Long-term subordinated debt	8,248	8,248
Other liabilities	520	1,128
Total liabilities	694,177	572,294

Shareholders’ equity
Preferred stock, no par value. Authorized 1,000,000 shares; none issued or outstanding at June 30, 2007 and December 31, 2006	—	—
Common stock, $0.50 par value. Authorized 10,000,000 shares; issued and outstanding 4,672,796 at June 30, 2007, and 4,451,674 at December 31, 2006	2,336	2,226
Additional paid-in capital	44,111	40,755
Retained earnings	11,547	8,530
Accumulated other comprehensive income (loss)	(779)	(287)
Total shareholders’ equity	57,215	51,224

Total liabilities and shareholders’ equity	$751,392	$623,518

Note: The balance sheet presented above at December 31, 2006, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

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TNCC Reports Record Second Quarter Results

July 19, 2007

TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
SIX MONTHS ENDED JUNE 30, 2007 AND 2006
THREE MONTHS ENDED JUNE 30, 2007 AND 2006
(UNAUDITED)
(dollars in thousands except share data)
	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Interest income
Loans, including fees	$25,985	$16,659	$13,886	$8,812
Securities	1,587	943	823	488
Federal funds sold	251	156	143	54
Total interest income	27,823	17,758	14,852	9,354
Interest expense
Deposits	15,273	8,723	8,047	4,721
Other	319	337	159	190
Total interest expense	15,592	9,060	8,206	4,911
Net interest income	12,231	8,698	6,646	4,443
Provision for loan losses	3,000	2,000	1,500	1,000

Net interest income after provision for loan losses	9,231	6,698	5,146	3,443
Non interest income
Service charges on deposit accounts	118	80	57	31
Gain on sale of loans	1,280	612	463	358
Other	34	(158)	90	(100)
Total non interest income	1,432	534	610	289

Non interest expense
Salaries and employee benefits	3,238	2,505	1,766	1,305
Occupancy and equipment	512	390	244	190
Data processing fees	505	330	279	173
Professional fees	492	381	254	190
Other	965	628	554	358
Total non interest expense	5,712	4,234	3,097	2,216

Income before income taxes	4,951	2,998	2,659	1,516
Income tax expense	1,934	1,157	1,048	584
Net income	3,017	1,841	1,611	932

Earnings per share (EPS):
Basic EPS	$0.67	$0.57	$0.36	$0.29
Diluted EPS	0.63	0.52	0.34	0.27

Weighted average shares outstanding:
Basic	4,517,133	3,240,619	4,502,985	3,240,674
Diluted	4,818,619	3,549,680	4,788,889	3,533,632

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TNCC Reports Record Second Quarter Results

July 19, 2007

Tennessee Commerce Bancorp, Inc

Financial Highlights

(Dollars in thousands except ratios and share data)

	2007	2006	% Change
For the Quarter ending 06/30
Earnings:
Net Interest Income	$6,646	$4,443	49.58%
Non-Interest Income	610	289	111.07%
Provision for Loan Losses	1,500	1,000	50.00%
Operating Expense	3,097	2,216	39.76%
Operating Income	2,659	1,516	75.40%
Applicable Tax	1,048	584	79.45%
Net Income	$1,611	$932	72.85%

At June 30
Total Assets	$751,392	$504,268	49.01%
Net Loans	643,901	428,498	50.27%
Earning Assets	725,200	485,868	49.26%
Allowance for Loan Losses	8,619	5,508	56.48%
Deposits	683,385	461,709	48.01%
Shareholders' Equity	$57,215	$27,827	105.61%

Total Shares Outstanding	4,672,796	3,240,674	44.19%

Significant Ratios – 2nd quarter
Net Interest Margin	3.89%	4.00%
Return on Average Assets *	0.91%	0.82%
Return on Average Equity *	11.71%	13.58%
Efficiency Ratio	42.68%	46.83%
Loan Loss Reserve/Net Loans	1.34%	1.29%
Basic Earnings per Share	$0.36	$0.29	24.14%
Diluted Earnings per Share	$0.34	$0.27	25.93%

* annualized

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TNCC Reports Record Second Quarter Results

July 19, 2007

TENNESSEE COMMERCE BANCORP, INC.
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS
(UNAUDITED)

	Three Months Ended			Three Months Ended
	June 30, 2007			June 30, 2006
(dollars in thousands)	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets:
Loans	$612,545	$13,886	9.09%	$399,570	$8,812	8.85%
Securities:
Taxable	60,692	823	5.39%	40,698	488	4.69%
Federal funds sold and other	11,294	143	5.08%	4,372	54	4.95%
Total interest-earning assets	684,531	$14,852	8.70%	444,640	$9,354	8.42%
Nonearning assets	23,032			13,503
Total assets	$707,563			$458,143

Interest-bearing liabilities:
Interest-bearing deposits	$619,053	$8,047	5.21%	$398,333	$4,721	4.75%
Federal funds purchased	1,406	20	5.71%	2,069	29	5.62%
Subordinated debt	8,248	139	6.76%	9,435	161	6.84%
Total interest-bearing liabilities	628,707	8,206	5.24%	409,837	4,911	4.81%
Noninterest bearing deposits and other liabilities	23,690			20,772
Stockholders’ equity	55,166			27,534
Total liabilities and equity	$707,563			$458,143
Net interest income		$6,646			$4,443
Net interest spread (1)			3.46%			3.61%
Net interest margin (2)			3.89%			4.00%

(1)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(2)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

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